Exhibit n.4

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Solar Senior Capital Ltd.:

Under date of February 22, 2012, we reported on the consolidated statement of assets and liabilities, including the consolidated schedule of investments, of Solar Senior Capital Ltd. as of December 31, 2011, and the related consolidated statements of operations, changes in net assets and cash flows for the period from January 28, 2011 (commencement of operations) to December 31, 2011, which are included in the prospectus. In connection with our audit of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the registration statement, under the caption “Senior Securities”. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

New York, New York

February 22, 2012